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                                                                    Exhibit 2.2


                                VOTING AGREEMENT
                                ----------------

         This Voting Agreement (this "AGREEMENT") is entered into as of September 12, 2000 by and among Apollo Real Estate Investment Fund, L.P., a Delaware limited partnership ("APOLLO"), Blackacre WPH, LLC, a Delaware limited liability company ("BLACKACRE"), Highridge Pacific Housing Investors, L.P., a California limited partnership ("HIGHRIDGE"), The James and Patricia Schuler Foundation, a Hawaii non-profit corporation (the "FOUNDATION"), and James K. Schuler, as sole trustee for the James K. Schuler Revocable Living Trust and the James K. Schuler 1998 Qualified Annuity Trust (collectively with the Foundation, "JAMES SCHULER").

                                    RECITALS
                                    --------

A. Concurrently with the execution and delivery of this Agreement, Schuler Homes, Inc., a Delaware corporation (the "COMPANY") and the Apollo, Blackacre, Highridge, AP WP Partners, L.P., a Delaware limited partnership, AP Western GP Corporation, a Delaware corporation, API LHI, Inc., a California corporation, and Lamco Housing, Inc., a California corporation, have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), dated the date hereof, providing for, among other things, the Reorganization.

B. James Schuler is the record and beneficial owner of 10,433,828 shares of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (as used herein, the "SHARES" shall refer to the shares of the Company owned by Schuler).

C. In order to induce the parties to the Reorganization Agreement to enter into the Reorganization Agreement, James Schuler has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of representations, covenants and agreements contained herein, the parties hereto agree as follows:

                                    AGREEMENT
                                    ---------

1.       AGREEMENT TO VOTE.

                  James Schuler shall, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) all the Shares in favor of (a) the execution and delivery by the Company of the Reorganization Agreement and the approval and adoption of the Reorganization Agreement, the related agreement of merger and the transactions contemplated thereby; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Reorganization Agreement or this Agreement; (c) against any action which could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the transactions contemplated by the Reorganization Agreement. James Schuler shall not enter into any agreement or understanding, whether oral or written, with any person or

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entity prior to the termination of this Agreement to vote the Shares, or take any action by written consent, in any manner inconsistent with clauses (a), (b) or (c) of the preceding sentence.

2.       CERTAIN RESTRICTIONS.

                  During the term of this Agreement, James Schuler shall not solicit, consider, encourage or accept any inquiries, proposals or offers to acquire, or offer or sell, or agree to sell, any of the Shares or assist any third Person in preparing or soliciting such an inquiry, proposal or offer. James Schuler shall not have any discussions, conversations, negotiations or other communication with, or provide any information or data to, any Person expressing an interest in making or effecting any such inquiry, proposal or offer. James Schuler shall not, directly or indirectly: (a) transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein; (b) take any action that would have the effect of preventing or disabling James Schuler from performing his obligations under this Agreement; or (c) otherwise take any action which, in the ordinary course, would result in the occurrence of a "Change of Control" within the meaning of the Senior Notes Indenture or a "Risk Event" within the meaning of the Subordinated Debentures Indenture.

                  As used in the preceding paragraph, "SENIOR NOTES INDENTURE" means the Indenture, dated as of May 6, 1998, by and between the Company and U.S. Trust Company of California, N.A., as trustee, pursuant to which the Company's currently outstanding 9% Senior Notes, due 2008, were issued and "SUBORDINATED DEBENTURES INDENTURE" means the Indenture, dated as of January 15, 1993, by and between the Company and Pacific Century Trust, as successor trustee to Bishop Trust Company, Limited, pursuant to which the Company's currently outstanding 6.5% Convertible Subordinated Debentures, due 2003, were issued.

3.       AGREEMENT ATTACHED TO SHARES.

                  This Agreement and James Schuler's obligations hereunder shall attach to the Shares and shall be binding upon any Person to whom or which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation his heirs, guardians, administrators or successors.

4.       TERMINATION.

                  This Agreement shall terminate on the earlier of (a) the Effective Time or (b) termination of the Reorganization Agreement pursuant to
Section 11.1 thereof.

5.       MISCELLANEOUS.

                  (a) NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by recognized overnight delivery service or mailed by

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registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

                           (i)      if to James Schuler:

                                    James K. Schuler
                                    c/o Schuler Homes, Inc.
                                    828 Fort Street Mall, 4th Floor
                                    Honolulu, Hawaii 96813
                                    Facsimile No.:  (808) 524-8927

                                    with a copy to:

                                    Richard V. Smith, Esq.
                                    Orrick, Herrington & Sutcliffe LLP
                                    400 Sansome Street
                                    San Francisco, California 94111
                                    Facsimile No.:  (415) 773-5759

                           (ii)     if to Apollo, Blackacre or Highridge:

                                    Eugene Rosenfeld
                                    c/o Western Pacific Housing
                                    300 Continental Boulevard, Suite 390
                                    El Segundo, California  90246
                                    Facsimile No.:  (310) 414-0514

                                    AND

                                    Rick Koenigsberger
                                    Apollo Real Estate Advisors
                                    1301 Avenue of the Americas, 38th Floor
                                    New York, New York 10019
                                    Facsimile No.: (212) 515-3282

                                    AND

                                    Ronald J. Kravit
                                    Blackacre WPH, LLC
                                    450 Park Avenue, 28th Floor
                                    New York, New York 10022
                                    Facsimile No.:  (212) 891-2103


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                                    with a copy to:

                                    Peter P. Wallace, Esq.
                                    Morgan, Lewis & Bockius LLP
                                    300 S. Grand Avenue, 22nd Floor
                                    Los Angeles, California  90071
                                    Facsimile No.:  (213) 612-2554

                                    AND

                                    Stuart D. Freedman, Esq.
                                    Schulte, Roth & Zabel LLP
                                    900 3rd Avenue
                                    New York, New York  10022
                                    Facsimile No.:  (212) 832-4169

                  (b) INTERPRETATION. Capitalized terms used herein which are not defined herein shall have the meanings assigned to them in the Reorganization Agreement. When a reference is made in this Agreement to a Section and subsection, such reference shall be to a Section or subsection to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "herein" and "hereby" and similar references mean, except where a specific Section reference is expressly indicated, the entire Agreement rather than any specific Section. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                  (c) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                  (d) ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise.

                  (e) NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights or remedies hereunder.

                  (f) AMENDMENTS. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto.



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                  (g) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  (h) MUTUAL DRAFTING. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party hereto.

                  (i) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State (without giving effect to such State's choice of law principles).

                  (j) INJUNCTION. Notwithstanding any other provision of this Agreement, each party acknowledges and agrees that irreparable damage would occur in the event any of the provisions, of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in either the Delaware Chancery Court or the United States District Court for Delaware.

                  (k) DISPUTE RESOLUTION. Except as otherwise provided in subsection 5(j) above, any dispute, controversy or claim among the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled without litigation and only by use of the alternative dispute resolution procedure set forth in Section
12.13 of the Reorganization Agreement. Subsections (a) through (d) of Section
12.13 of the Reorganization Agreement are hereby incorporated herein, except that the parties thereunder shall be deemed to be the LLC, Apollo, Blackacre, Highridge and James Schuler.

                  (l) CONSENT TO JURISDICTION; WAIVERS. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Delaware Chancery Court, and (ii) the United States District Court for Delaware, for the purposes of either an injunction action or confirming, modifying or vacating any alternative dispute resolution award provided in accordance with subsection 5(k) above ("AWARD ACTION"). Each of the parties agrees to commence any Award Action relating hereto either in the United States District Court for Delaware or if such Award Action may not be brought in such court for jurisdictional reasons, in the Delaware Chancery Court. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in subsection 5(a) above shall be effective service of process for any Award Action in Delaware with respect to any matters to which it has submitted to jurisdiction in this subsection 5(l). Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Award Action arising out of this Agreement in the Delaware Chancery Court or the United States District Court for Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such


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court that any such Award Action brought in any such court has been brought in an inconvenient forum.

                  (m) WAIVER OF JURY TRIAL. Each party hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement, any transaction contemplated hereby, and for any counterclaim with respect thereto.

                  (n) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  (o) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

                            [Signature Page Follows]




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The parties have executed this Agreement as of the date first above written.

                                    APOLLO REAL ESTATE INVESTMENT FUND,
                                    L.P., a Delaware limited partnership

                                    By:    APOLLO REAL ESTATE ADVISORS, L.P.,
                                           a Delaware limited partnership,
                                           Its General Partner

                                    By:    APOLLO REAL ESTATE MANAGEMENT, INC.,
                                           a Delaware corporation,
                                           Its General Partner

                                    By:    /s/ MICHAEL D. WEINER
                                           ---------------------------------
                                           Michael D. Weiner
                                           Its Vice President

                                     BLACKACRE WPH, LLC,
                                     a Delaware limited liability company

                                    By:    BLACKACRE CAPTIAL GROUP, L.P.,
                                           a Delaware limited partnership,
                                           Its Managing Member

                                    By:    BLACKACRE CAPTIAL MANAGEMENT CORP.,
                                           a Connecticut corporation,
                                           Its General Partner

                                    By:    /s/ RONALD J. KRAVIT
                                           ---------------------------------
                                           Ronald J. Kravit
                                           Its Vice President


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                                     HIGHRIDGE PACIFIC HOUSING INVESTORS,
                                     L.P., a California limited partnership

                                    By:    WPH ACQUISITIONS, INC.,
                                           a California corporation,
                                           Its General Partner

                                    By:    /s/ STEVEN A. BERLINGER
                                           ---------------------------------
                                           Steven A. Berlinger
                                           Its CFO and Secretary

                                    THE JAMES AND PATRICIA SCHULER FOUNDATION, a Hawaii non-profit corporation

                                    By:    /s/ JAMES K. SCHULER
                                           ---------------------------------
                                           Name:  James K. Schuler
                                           Title:  Chairman

                                    JAMES K. SCHULER, as sole trustee for the James K. Schuler Revocable Living Trust and the James K. Schuler 1998 Qualified Annuity Trust

                                    By:    /s/ JAMES K. SCHULER
                                           ---------------------------------
                                           Name:  James K. Schuler

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